Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Common Shares

of

Tecumseh Products Company

at

$5.00 Net Per Share

by

MA Industrial Sub Inc.

a wholly owned subsidiary of

MA Industrial JV LLC

To Our Clients:

Enclosed for your consideration are the Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated August 21, 2015 and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by MA Industrial Sub Inc., a Michigan corporation (the “Purchaser”), a wholly owned subsidiary of MA Industrial JV LLC, a Delaware limited liability company (“Parent”) which is owned by DENO Investment Company II, Inc., a Michigan corporation and a wholly owned subsidiary of Mueller Industries, Inc., a Delaware corporation (together with DENO Investment Company II, Inc., “Mueller”), and Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, each a Delaware limited partnership and affiliate of Atlas FRM LLC, a Delaware limited liability company (d/b/a Atlas Holdings LLC, “Atlas Holdings”, and together with Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, “Atlas”), to purchase all outstanding common shares, no par value (the “Shares”), of Tecumseh Products Company, a Michigan corporation (“TECU”), at a price of $5.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $5.00 per Share, net to you in cash, without interest and less any required withholding taxes (the “Offer Price”).

2.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on September 18, 2015, unless extended (as may be extended, the “Expiration Time”).

3.	The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the “Merger Agreement”), dated as of August 5, 2015, by and among Parent, TECU and the Purchaser, pursuant to which, as soon as practicable after the completion of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into TECU, with TECU continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

4.

The board of directors of TECU (the “TECU Board”) unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are fair to and in the best interests of TECU and its shareholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby including the Offer, the Top-Up Option (as defined in the Merger Agreement) and the Merger and (iii) recommends that the shareholders of TECU tender their Shares to the Purchaser pursuant to the Offer, and accept the Offer, and, if necessary under applicable laws, adopt and approve the Merger Agreement and thereby approve the Merger.

5.	Consummation of the Offer is not subject to a financing condition. Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) in accordance with the terms of the Offer prior to the expiration time of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Parent and its affiliates, represents at least a majority of the total number of Shares then outstanding on a fully diluted basis (the “Minimum Condition”), (ii) immediately prior to the expiration of the Offer, there not being any waiting periods (including any extensions thereof) or any approvals or clearances applicable to the Offer or the consummation of the Merger under any applicable antitrust laws, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including suspensory filing requirements, waiting periods and required actions, consents that shall not have expired, or been terminated or obtained, as applicable (the “Antitrust Condition”), (iii) there being no law or judgment, injunction, order or decree of any governmental authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger, (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (v) certain other customary conditions.

6.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Common Shares

of

Tecumseh Products Company

at

$5.00 Net Per Share

by

MA Industrial Sub Inc.

a wholly owned subsidiary of

MA Industrial JV LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated August 21, 2015, and the related Letter of Transmittal (the “Letter of Transmittal”), in connection with the offer by MA Industrial Sub Inc. to purchase all outstanding common shares, no par value (the “Shares”), of Tecumseh Products Company.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2015
Name(s)

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
Address(es)

Zip Code

3